FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206847-09

NEW ISSUE CMBS:  $763.009mm BANK 2018-BNK12

CO-LEAD MANAGERS/BOOKRUNNERS:	BofA Merrill Lynch, Morgan Stanley, and Wells Fargo Securities
CO-MANAGER:	Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

CL	Sizemm	Fitch/S&P/KBRA	Spread	CPN	$Price	Yield
X-A	599.278	AAAsf/AAA(sf)/AAA(sf)	T+100	0.48552	2.55375	4.0624
X-B	123.066	AA-sf/AA(sf)/AAA(sf)

EXPECTED SETTLEMENT:  On or about 5/30/2018

POOL BALANCE:	$901,169,954
NUMBER OF LOANS/PROPERTIES:	63/95
WA MORTGAGE INT. RATE:	4.4504%
WA CUT-OFF LTV:	49.8%
WA UW NCF DSCR:	2.72x
WA UW NOI DEBT YLD:	14.6%
WA ORIG TERM TO MATURITY:	114
WA ORIG AMORTIZING TERM:	358
TEN LARGEST LOANS:	62.7%
LOAN SELLERS:	WFB(36.5%), BANA(31.0%), MS(20.6%), NCB(11.9%)
TOP 5 STATES:	CA(23.7%), VA(21.1%), NY(11.9%), TN(11.8%), PA(7.3%)
TOP 5 PROPERTY TYPES:	RT(28.3%), MF(26.5%), OF(23.1%), HT(10.6%), SS(8.5%)

MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	Midland Loan Services, National Cooperative Bank, NA and AEGON USA Realty
TRUSTEE:	Wilmington Trust, National Association
CERT ADMIN:	Wells Fargo Bank, National Association
TRUST ADVISOR:	Park Bridge Lender Services LLC
INITIAL CNTRLG CLASS REP:	Ellington Management Group, LLC

ATTACHED:	TERM SHEET, ANNEX A-1

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at https://urldefense.proofpoint.com/v2/url?u=http-3A__www.sec.gov&d=DwIGaQ&c=SFszdw3oxIkTvaP4xmzq_apLU3uL-3SxdAPNkldf__Q&r=AOi-n2SYUFWu5sX9CA4P7gUZ1lOIiCXS6BVASuQ5eW8&m=683mBlCO04RQ4NWT0qxDcEpHs1ZowoV7L5mgU2GcBBA&s=7QXblJOHRR7_66EwBPdQ0QOaGkuYbyArzfOxuw5RI-U&e=. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS COMMUNICATION IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THIS OFFERING AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

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